Exhibit 8.2

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: 808-352-0749
Majuro, MH 96960	Email: dreeder.rmi@gmail.com
Marshall Islands	r.simpson@simpson.gr

September 19, 2018

Re: Seaspan Corporation

Ladies and Gentlemen:

We have acted as special counsel as to matters of the laws of the Republic of the Marshall Islands (the “RMI”), to Seaspan Corporation, a corporation incorporated under the laws of the RMI (the “Company”), in connection with the preparation of a preliminary prospectus supplement dated September 12, 2018 (the “Preliminary Prospectus”), and a final prospectus supplement dated September 12, 2018 (the “Prospectus”), to that certain Registration Statement on Form F-3 (333-244288), which became effective on May 8, 2018 (the “Registration Statement”), for the offering and sale by the Company of 6,000,000 shares of the Company’s Series I Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Shares, par value US$0.01 per share, liquidation preference US$25.00 per share. In connection therewith, we have prepared the discussion set forth in the Preliminary Prospectus and the Prospectus under the caption “Material Non-United States Tax Considerations—Marshall Islands Tax Considerations” and “Non-United States Tax Considerations—Canadian Federal Income Tax Considerations” (the “Discussion”).

With respect to the Canadian Federal Income Tax Considerations, we can confirm that a Canadian resident corporation that carries on international shipping business, as described in the Discussion, is exempt from all RMI income taxes under the current laws of the RMI. All statements of legal conclusions contained in the Discussion are our opinion and accurately state our views with respect to the matters set forth therein as of the date of each of the Preliminary Prospectus and the Prospectus. We are of the opinion that the Discussion, with respect to those matters as to which no legal conclusions are provided, is an accurate discussion of such RMI tax matters. In addition, we are of the opinion that the Discussion fairly presents the information expected to be relevant to holders of the common stock of the Company offered pursuant to the Prospectus and fairly summarizes the matters referred to therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us and this opinion in the Registration Statement, the Preliminary Prospectus and the Prospectus. This consent does not constitute an admission that we are an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ Dennis J. Reeder

Reeder & Simpson, P.C.

Dennis J. Reeder